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                                                                    EXHIBIT 99.1



FOR RELEASE
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CONTACTS:
Lynn Schroeder                              Bette Kun
Investor Relations                          Public Relations
Tel: 831-427-7399                           Tel: 831-427-7397
lynnsc@sco.com                              bettek@sco.com
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       SCO ANNOUNCES OFFICIAL CLOSING OF SALE OF TWO DIVISIONS TO CALDERA
            Filings complete-- SCO goes forward as Tarantella, Inc.


Santa Cruz, CA (May 7, 2001)--The Santa Cruz Operation, Inc. (SCO) (Nasdaq:SCOC transitioning to Nasdaq:TTLA) today announced consummation of the sale of the company's Server Software and Professional Services Divisions to Caldera Systems, Inc. (Nasdaq:CALD). Both SCO and Caldera shareholder approval was received for the ratification of the Agreement and Plan of Reorganization dated August 1, 2000 and amended on September 13, 2000, December 12, 2000 and February 9, 2001, between SCO, Caldera Systems and Caldera International, Inc., and all necessary documents have been filed.

SCO will now effect a change of the corporate name to Tarantella, Inc. Additionally, the company will change its Nasdaq ticker symbol to TTLA, expected to take effect tomorrow. This reflects the company's new forward strategy to showcase their Tarantella product line.

Doug Michels, Tarantella's CEO stated, "I am extremely pleased to be able to announce the completion of this transaction and thank the shareholders for aligning with our vision of the company's future. Tarantella and Caldera alike are now able to pursue their more focused directions and explore the great potential that lies ahead for both companies."

                                   - More -
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Under the terms of the transaction, SCO received cash consideration of $23 million (of which $7 million had already been received), as well as a note from Caldera for $8 million due in four quarterly installments beginning in the second year after the close of the transaction. Additionally, SCO received 16 million shares of Caldera International, Inc., the resulting newly created company which combines the assets of Caldera Systems and the two SCO divisions. The companies have also agreed to share revenue from SCO OpenServer products for a period of three years, if sales exceed pre-defined levels during that time.

This transaction marks a dramatic change of focus for the 22-year-old company. SCO's UNIX operating system products, consulting and support will now be integrated by Caldera International into an extensive line of operating system products designed around Caldera's mission of "Unifying UNIX with Linux for business." Tarantella, Inc. will focus its efforts on its network layer software products that reside between the applications server and the desktop or mobile client device.

Tarantella, Inc. has already established itself as a leader in web-based software delivery. By leveraging an organization's existing IT infrastructure and architecture, without changing any code, the company's flagship product Tarantella Enterprise 3 offers a non-intrusive solution for CIOs to regain control of their IT environments and realize a high rate of savings.
Tarantella, Inc.'s compelling product offerings are validated by their existing customers and partners including Sun, Computer Associates, Safeway, Caterpillar, Bank of America, MCI, Nortel, Oracle, BMW, Deutsche Telekom, Telecom Italia, and ABN AMRO bank.

Doug Michels stated, "The time is right for Tarantella. During the current slowdown in spending in the IT industry, Tarantella products can drastically cut the cost of re-engineering applications by web-enabling them almost instantly and providing centralized administration and control resulting in lower overhead and reduced training costs. Tarantella Enterprise 3 software is an enterprise IT department's answer to the myriad of difficult problems facing them today."
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Tarantella, Inc. will be headquartered in Santa Cruz, California with major development sites in the United Kingdom. There will be approximately 220 employees worldwide. The company is also changing the corporate logo and corporate colors to reflect the new image. Their new web site is www.tarantella.com.

About Tarantella, Inc.

Tarantella, Inc., provides a web-based solution that allows customers to regain control of their IT environment. Tarantella Enterprise 3 software is the first non-intrusive application and data centralization solution that simplifies administration and securely speeds access to Windows, mainframe, AS/400, web-based, Linux, Java and UNIX applications. For more information, please visit http://www.tarantella.com.

About Caldera International, Inc.

Caldera International is the leader in Unifying UNIX with Linux for Business. Caldera specializes in the development, deployment and management of UNIX and Linux-based clients and servers. Based in Orem, UT, Caldera has offices and 15,000+ resellers worldwide. For more information on Caldera products and services, visit http://www.caldera.com.

Tarantella, the Tarantella logo and The Santa Cruz Operation are trademarks or registered trademarks of Tarantella, Inc. in the USA and other countries. UNIX is a registered trademark of The Open Group in the US and other countries. Caldera, "Unifying UNIX with Linux for Business", SCO, and SCO OpenServer are trademarks or registered trademarks of Caldera Systems, Inc. or Caldera International, Inc. in the US and other countries. Linux is a registered trademark of Linus Torvalds in the US and other countries. All other products, services, and companies, are or may be trademarks, registered trademarks or servicemarks of their respective owners in the U.S. and/or other countries.

For SCO/Tarantella Investors

This release contains forward-looking statements, including statements regarding the Company's expectations relating to increased demand for its products, technologies and services, anticipated growth of its customer and partner base, and the sale of the Company's Server Software and Professional Services divisions to Caldera Systems, Inc., which are based on current expectations, that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in these
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forward-looking statements. Factors that may contribute to such a difference include, but are not limited to, changes in customer implementation plans, conclusion or success of strategic opportunities, timely availability of products, market acceptance of new products, including internet-related products, the impact of competitive products, uncertainty in domestic and international markets, risks of dependence upon third-party suppliers, impact and success of industry partnerships, general market conditions including the Company's ability to compete in the highly competitive and rapidly changing marketplace, and other risks detailed from time to time in the Company's SEC filings, including forms 10-Q and 10-K. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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